Exhibit 99.1

For further information contact: John W. Bordelon, President and CEO (337) 237-1960

Release Date:	April 29, 2009
For Immediate Release

HOME BANCORP ANNOUNCES 2009 FIRST QUARTER RESULTS

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank (www.home24bank.com), a Federally chartered savings bank headquartered in Lafayette, Louisiana (the “Bank”), announced net income of $1.7 million for the first quarter of 2009, an increase of $704,000, or 69%, compared to the first quarter of 2008 and an increase of $2.5 million, or 316%, compared to the fourth quarter of 2008. Diluted earnings per share were $0.21 for the first quarter of 2009, an increase of 310% from the $0.10 loss per share reported for the fourth quarter of 2008.

The Company completed its initial public stock offering (“IPO”) on October 2, 2008 and began trading on the Nasdaq Global Market on October 3, 2008. Therefore, no shares were outstanding in the first quarter of 2008.

“We are incredibly pleased to report record quarterly earnings, especially in light of the current economic environment,” stated John W. Bordelon, President and Chief Executive Officer of the Company and the Bank. “Although South Louisiana is not immune to the economic challenges facing our nation, our markets continue to outperform most of the U.S. Our bankers continue to have success gaining new customers seeking our quality of service.”

“Core deposit growth was exceptional during the quarter,” added Mr. Bordelon. “We are also excited with the continued change in the mix of our loan portfolio.”

Loans and Credit Quality

Loans totaled $336.4 million at March 31, 2009, an increase of $28.3 million, or 9%, from March 31, 2008, and an increase of $822,000, or 0.2%, from December 31, 2008. While net loans were essentially unchanged compared to the previous quarter, the change in the Company’s loan mix was favorable as paydowns on 1-4 family mortgage loans were offset by commercial loan growth. Commercial loans (including commercial real estate, construction and land, multi-family residential and other commercial loans) increased $4.9 million, or 3%, during the first quarter of 2009.

The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

	March 31, 2009	December 31, 2008	Increase/(Decrease)
(dollars in thousands)			Amount	Percent
Real estate loans:
One- to four-family first mortgage	$133,720	$138,173	$(4,453)	(3)%
Home equity loans and lines	22,793	23,127	(334)	(1)
Commercial real estate	86,388	84,096	2,292	3
Construction and land	37,203	35,399	1,804	5
Multi-family residential	6,481	7,142	(661)	(9)

Total real estate loans	286,585	287,937	(1,352)	(1)

Other loans:
Commercial	35,928	34,434	1,494	4
Consumer	13,877	13,197	680	5

Total other loans	49,805	47,631	2,174	5

Total loans	$336,390	$335,568	$822	—%

The Company recorded a $174,000 provision for loan losses during the first quarter of 2009 compared to a reversal of $30,000 during the first quarter of 2008 and a $298,000 provision for the fourth quarter of 2008. Net loan recoveries for the first quarter of 2009 were $1,000 compared to net charge-offs of $1,000 and $82,000 for the first and fourth quarters of 2008, respectively. Non-performing assets totaled $2.5 million, or 0.47%, of total assets at March 31, 2009, compared to $1.4 million and $1.5 million at March 31, 2008 and December 31, 2008, respectively. The increase in nonperforming assets during the first quarter of 2009 relates to three single family first mortgage loans which were placed on nonaccrual during the quarter. The Company does not anticipate any principal loss on these three loans.

As of March 31, 2009, the allowance for loan losses as a percentage of total loans was 0.83%, compared to 0.74% at March 31, 2008 and 0.78% at December 31, 2008.

Investment Securities Portfolio

The Company’s investment securities portfolio totaled $116.2 million at March 31, 2009, an increase of $49.7 million, or 75%, from March 31, 2008, and a decrease of $2.1 million, or 2%, from December 31, 2008. The increase from March 31, 2008 was the result of the Company’s investment of $87.2 million in net IPO proceeds in the fourth quarter of 2008. At March 31, 2009, the Company had an unrealized loss position on its investment securities portfolio of $7.2 million compared to an unrealized gain of $1.5 million and an unrealized loss of $8.0 million at March 31, 2008 and December 31, 2008, respectively. The unrealized loss relates primarily to the Company’s non-agency mortgage-backed securities holdings, which amounted to $51.7 million, or 10% of total assets, at March 31, 2009. No charge for the other-than-temporary impairment (“OTTI”) of investment securities was recorded during the first quarter of 2009, compared to a $2.8 million charge during the fourth quarter of 2008.

The following table summarizes the Company’s non-agency mortgage-backed securities portfolio as of March 31, 2009.

Collateral	# of Securities	Amortized Cost	Unrealized Gain/(Loss)	S&P Rating
Prime	16	$39,222,000	$(6,723,000)	AAA
Prime	1	2,336,000	(483,000)	A
Prime	1	2,128,000	(31,000)	Not rated (1)
Prime	1	1,027,000	(68,000)	BBB
Prime	1	1,927,000	(418,000)	BB
Prime	1	586,000	21,000	B
Prime	1	1,142,000	(651,000)	CCC
Alt-A	1	1,422,000	47,000	AAA
Alt-A	1	867,000	(100,000)	B
Alt-A	1	1,005,000	4,000	Not rated (2)

Total non-agency mortgage- backed securities	25	$51,662,000	$(8,402,000)

(1)	Rated “Aaa” by Moody’s.
(2)	Rated “Caa2” by Moody’s and “CCC” by Fitch.

The Company holds no Federal National Mortgage Association (Fannie Mae) or Federal Home Loan Mortgage Corporation (Freddie Mac) preferred stock, equity securities, corporate bonds, trust preferred securities, hedge fund investments, collateralized debt obligations or structured investment vehicles.

Cash Invested at Other ATM Locations

Over the past several years, Home Bank has entered into contracts with various counterparties to provide cash for ATMs at approximately 1,400 locations throughout the United States. Cash invested at other ATM locations totaled $24.3 million at March 31, 2009, an increase of $6.1 million, or 33%, from March 31, 2008, and an increase of $84,000, or 0.3%, from December 31, 2008. The Bank’s contracts with its ATM counterparties expire during the second quarter of 2009. The Bank does not intend to renew the contracts; thus, we expect to receive all cash invested at other ATM locations back from the counterparties in 2009.

Deposits

Deposits totaled $375.1 million at March 31, 2009, an increase of $23.0 million, or 7%, from March 31, 2008, and an increase of $21.0 million, or 6%, from December 31, 2008. The Company’s continued focus is on growing its core deposit base (i.e., checking, savings and money market accounts), which increased $13.4 million, or 7%, during the first quarter of 2009.

The following table sets forth the composition of the Company’s deposits at the dates indicated.

	March 31, 2009	December 31, 2008	Increase(Decrease)
(dollars in thousands)			Amount	Percent
Demand deposit	$71,181	$67,047	$4,134	6%
Savings	21,812	19,741	2,071	10
Money market	74,624	68,850	5,774	8
NOW	43,643	42,200	1,443	3
Certificates of deposit	163,882	156,307	7,575	5

Total deposits	$375,142	$354,145	$20,997	6%

Net Interest Income

Net interest income for the first quarter of 2009 totaled $5.9 million, an increase of $1.9 million, or 47%, compared to the first quarter of 2008, and an increase of $272,000, or 5%, compared to the fourth quarter of 2008. The Company’s net interest margin was 4.72% for the first quarter of 2009, 75 basis points higher than the same quarter a year ago and 14 basis points higher than the fourth quarter of 2008.

Average interest-earning assets totaled $497.2 million for the quarter ended March 31, 2009, an increase of 24% and 2% compared to the quarters ended March 31, 2008 and December 31, 2008, respectively. The average yield on interest-earning assets for the quarter ended March 31, 2009 was 6.06%, a decrease of 45 basis points and an increase of five basis points compared to the quarters ended March 31, 2008 and December 31, 2008, respectively.

Average interest-bearing liabilities totaled $327.0 million for the quarter ended March 31, 2009, an increase of 1% and 6% compared to the quarters ended March 31, 2008 and December 31, 2008, respectively. The average rate paid on interest-bearing liabilities for the quarter ended March 31, 2009 was 2.04%, a decrease of 111 and 21 basis points compared to the quarters ended March 31, 2008 and December 31, 2008, respectively.

Noninterest Income

Noninterest income for the first quarter of 2009 was $959,000, an increase of $193,000, or 25%, compared to the same quarter a year ago. Excluding the impact of OTTI charges of $2.8 million in the fourth quarter of 2008, first quarter 2009 noninterest income increased $139,000, or 17%, compared to the fourth quarter of 2008. The increases were primarily the result of increased gains on the sale of mortgage loans and higher levels of service fees and charges and bank card fees.

Noninterest Expense

Noninterest expense for the first quarter of 2009 totaled $4.0 million, an increase of $771,000, or 24%, compared to the same quarter a year ago. Excluding the impact of ATM losses of $867,000 in the fourth quarter of 2008, first quarter 2009 noninterest expense increased $152,000, or 4%, compared to the fourth quarter of 2008. Noninterest expense levels have increased over the past year due primarily to increased compensation and benefits expense resulting from our Baton Rouge expansion, where we opened two full-service banking offices during the second half of 2008, as well as expense related to our employee stock ownership plan (“ESOP”), higher professional and other fees due to the increased cost of operating as a public company and the Louisiana bank shares tax. The Company was not required to pay the Louisiana bank shares tax prior to Home Bank’s mutual to stock conversion in October 2008.

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Company’s management uses this non-GAAP financial information in its analysis of the Company’s performance. In this news release, information is included which excludes the impact of charges for the other-than-temporary impairment of investment securities and ATM losses. Management believes the presentation of this non-GAAP financial information provides useful information that is essential to a proper understanding of the Company’s core operating results. This non-GAAP financial information should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial information presented by other companies.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2009, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	March 31, 2009	March 31, 2008	% Change	December 31, 2008	% Change
Assets
Cash and cash equivalents	$25,592,391	$13,168,514	94%	$20,150,248	27%
Interest-bearing deposits in banks	1,388,000	2,970,000	(53)	1,685,000	(18)
Cash invested at other ATM locations	24,328,114	18,261,597	33	24,243,780	—
Securities available for sale, at fair value	112,296,397	62,052,234	81	114,235,261	(2)
Securities held to maturity	3,895,918	4,481,269	(13)	4,089,466	(5)
Mortgage loans held for sale	1,590,600	1,639,400	(3)	996,600	60
Loans, net of unearned income	336,389,803	308,099,102	9	335,568,071	—
Allowance for loan losses	(2,780,698)	(2,283,796)	(22)	(2,605,889)	(7)

Loans, net	333,609,105	305,815,306	9	332,962,182	—

Office properties and equipment, net	15,227,422	11,656,909	31	15,325,997	(1)
Cash surrender value of bank-owned life insurance	5,334,033	5,070,551	5	5,268,817	1
Accrued interest receivable and other assets	9,633,416	4,937,039	95	9,439,637	2

Total Assets	$532,895,396	$430,052,819	24%	$528,396,988	1%

Liabilities
Deposits	$375,142,247	$352,128,470	7%	$354,145,105	6%
Federal Home Loan Bank advances	24,207,021	23,370,241	4	44,420,795	(46)
Accrued interest payable and other liabilities	4,246,421	3,183,370	33	2,868,362	48

Total Liabilities	403,595,689	378,682,081	7	401,434,262	1

Shareholders’ Equity
Common stock	$89,270	$—	—%	$89,270	—%
Additional paid-in capital	87,165,161	—	—	87,182,281	—
Unearned ESOP shares	(6,962,960)	—	—	(7,052,230)	1
Retained earnings	53,778,603	50,358,559	7	52,055,071	3
Accumulated other comprehensive income (loss)	(4,770,367)	1,012,179	(571)	(5,311,666)	10

Total Shareholders’ Equity	129,299,707	51,370,738	152	126,962,726	2

Total Liabilities and Shareholders’ Equity	$532,895,396	$430,052,819	24%	$528,396,988	1%

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF INCOME

	For The Three Months Ended March 31,		% Change	For The Three Months Ended December 31, 2008	% Change

	2009	2008
Interest Income
Loans, including fees	$5,521,750	$5,407,337	2%	$5,534,213	—%
Investment securities	1,702,796	785,409	117	1,478,963	15
Other investments and deposits	312,410	340,452	(8)	317,715	(2)

Total interest income	7,536,956	6,533,198	15	7,330,891	3

Interest Expense
Deposits	1,427,272	2,387,019	(40)%	1,575,505	(9)%
Federal Home Loan Bank advances	243,037	161,619	50	160,495	51

Total interest expense	1,670,309	2,548,638	(34)	1,736,000	(4)

Net interest income	5,866,647	3,984,560	47	5,594,891	5
Provision for (reversal of) loan losses	173,662	(29,511)	(688)	297,775	(42)

Net interest income after provision for (reversal of) loan losses	5,692,985	4,014,071	42	5,297,116	7

Noninterest Income
Service fees and charges	454,706	406,253	12%	412,763	10%
Bank card fees	260,724	207,481	26	250,911	4
Gain on sale of loans, net	140,387	69,879	101	61,903	127
Income from bank-owned life insurance	65,216	63,936	2	67,345	(3)
Other-than-temporary impairment of securities	—	—	—	(2,832,920)	100
Other income	38,072	18,237	109	26,694	43

Total noninterest income	959,105	765,786	25	(2,013,304)	148

Noninterest Expense
Compensation and benefits	2,321,148	2,092,501	11%	2,359,437	(2)%
Occupancy	316,372	287,727	10	320,589	(1)
Marketing and advertising	167,653	158,050	6	198,147	(15)
Data processing and communication	345,266	337,760	2	352,752	(2)
Professional fees	213,572	62,384	242	175,208	22
ATM losses	—	—	—	867,389	(100)
Franchise and shares tax	226,250	—	—	—	—
Other expenses	416,821	297,373	40	448,474	(7)

Total noninterest expense	4,007,082	3,235,795	24	4,721,996	(15)

Income (loss) before income tax expense (benefit)	2,645,008	1,544,062	71	(1,438,184)	284
Income tax expense (benefit)	921,476	524,981	76	(639,089)	244

Net income (loss)	$1,723,532	$1,019,081	69%	$(799,095)	316%

Earnings (loss) per share - basic	$0.21	N/A	N/A	$(0.10)	310%

Earnings (loss) per share - diluted	$0.21	N/A	N/A	$(0.10)	310%

NON-GAAP PRO FORMA NET INCOME
Reported net income (loss)				$(799,095)
Add: OTTI charge (after tax)				1,869,700
Add: ATM losses (after tax)				572,200

Non-GAAP net income				$1,642,805

HOME BANCORP, INC. AND SUBSIDIARY

SUMMARY FINANCIAL INFORMATION

	For The Three Months Ended March 31,				% Change	For The Three Months Ended December 31, 2008	% Change
	2009		2008
AVERAGE BALANCE SHEET DATA (dollars in thousands)
Total assets	$525,560		$428,939		23%	$503,947	4%
Total earning assets	497,174		401,597		24	488,294	2
Loans	339,528		309,906		10	327,951	4
Interest bearing deposits	290,590		307,445		(5)	284,154	2
Total deposits	357,472		358,899		—	367,935	(3)
Total shareholders’ equity	128,865		50,687		154	106,814	21

SELECTED RATIOS (1)
Return on average assets	1.31%		0.95%		38%	(0.63)	308%
Return on average total equity	5.35		8.04		(33)	(2.99)	279
Efficiency ratio (2)	58.71		68.12		(14)	131.84	(55)
Average equity to average assets	24.52		11.82		107	21.20	16
Core capital ratio (3) (4)	19.19		11.75		63	19.10	—
Net interest margin (5)	4.72		3.97		19	4.58	3

	March 31, 2009		March 31, 2008		% Change	December 31, 2008	% Change
CREDIT QUALITY (dollars in thousands) (3) (6)
Nonaccrual loans	$2,489		$1,338		86%	$1,427	74%
Accruing loans past due 90 days and over	—		—		—	—	—

Total nonperforming loans	2,489		1,338		86	1,427	74
Other real estate owned	37		60		(38)	37	1

Total nonperforming assets	$2,526		$1,398		81	$1,464	73

Nonperforming assets to total assets	0.47%		0.33%		42%	0.28%	68%
Nonperforming loans to total assets	0.47		0.31		52	0.27	74
Nonperforming loans to total loans	0.74		0.43		72	0.43	72
Allowance for loan losses to nonperforming assets	110.1		163.5		(33)	178.0	(38)
Allowance for loan losses to nonperforming loans	111.7		170.7		(35)	182.6	(39)
Allowance for loan losses to total loans	0.83		0.74		12	0.78	6

Year-to-date loan charge-offs	$2		$26		(92)%	$212	(99)%
Year-to-date loan recoveries	3		25		(88)	45	(93)

Year-to-date net loan charge-offs	(1)		1		(200)	167	(101)

Annualized YTD net loan charge-offs to total loans	—	% (7)	—	% (7)	—%	0.05	(100)%

(1)	With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods.
(2)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)	Asset quality and capital ratios are end of period ratios.
(4)	Capital ratios are Bank only.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(6)	Nonperforming loans consist of nonaccruing loans and loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed acceptance of title in-lieu of foreclosure.
(7)	Ratio is displayed as zero since calculated value is too low to be reported.